Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of May 14, 2008, (the “Agreement”), is by and between Acxiom Corporation, a Delaware corporation (the “Company”) and John A. Adams (the “Executive”).

WHEREAS, the Company desires to hire the Executive to serve as Chief Operating Officer & Executive Vice President, and the Executive desires to hold such positions under the terms and conditions of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between the Executive and the Company.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1.   Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company as of the Effective Date, upon the terms and subject to the conditions set forth herein.

2.	Term.

(a)        Subject to termination pursuant to Section 9, the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be extended, the “Term”) will commence on May 14, 2008 (the “Effective Date”) and terminate on May 14, 2011.

(b)       Commencing on May 14, 2011 and on each subsequent anniversary thereof, the Term may be extended by the Company for a period of one (1) additional year following the expiration of the applicable Term by notifying the Executive of such renewal in writing not later than one hundred eighty (180) days before any such date.

3. Position. During the Term, the Executive will serve as Chief Operating Officer & Executive Vice President performing duties commensurate with such positions and will perform such additional duties as the Chief Executive Officer of the Company (“CEO”) will determine. The Executive will report directly to the CEO. The Executive agrees to serve, without any additional compensation as a member of the board of directors and/or as an officer of any subsidiary of the Company. If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive will resign as a director and/or officer of any of its subsidiaries, such resignation to be effective no later than the date of termination of the Executive’s employment with the Company.

4. Duties. During the Term, the Executive will devote his full time and attention during normal business hours to the business and affairs of the Company and its subsidiaries (the “Business”); provided, however, that the Executive will be permitted to devote reasonable periods of time to charitable and community activities, so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement.

5.	Salary and Bonus, Signing Payment and Relocation.

(a)        For purposes of this Agreement, the “Initial Contract Year” will mean the period commencing on the Effective Date and ending on May 14, 2009. A “Contract Year” will mean the Initial Contract Year and any anniversary thereof.

(b)       During the Initial Contract Year, the Company will pay the Executive a base salary at an annual rate of $500,000 per calendar year. Thereafter, at or before the annual spring Board of Directors meeting, typically occurring in May, the CEO will, in good faith, review the Executive’s annual base salary and will recommend to the Compensation Committee of the Board (the “Compensation Committee”) such annual rate of salary as the CEO may deem advisable (such annual rate of salary, as the same may be increased, the “Base Salary”). The Compensation Committee may increase (but not decrease) the annual rate of salary. The Base Salary will be payable to the Executive in substantially equal installments in accordance with the Company’s normal payroll practices.

(c)        During each Contract Year, the Executive will be eligible for a target cash bonus opportunity of 75% of then-current Base Salary. The Executive’s entitlement to such cash bonus, if any, will be determined by the Compensation Committee based on the terms of the executive bonus program then in effect.

(d)       It is understood that the Executive will not initially reside in Little Rock, Arkansas. In the event that the Executive elects to live in the Little Rock area the Company will reimburse the Executive for all reasonable expenses incurred in connection with the relocation of his residence and family to the Little Rock area, including reasonable moving expenses and reasonable transaction costs associated with the sale of the Executive’s current principal residence outside the State of Arkansas and the Executive’s purchase of a new principal residence in the Little Rock area (but such costs will not include those associated with points to reduce the cost of mortgage loan payments) (collectively, “Moving Costs”).

(e)        Promptly following the Effective Date, the Company will reimburse the Executive for reasonable legal expenses up to an amount of $7,500 incurred by him in connection with the drafting and negotiation of this Agreement.

6.	Long-Term Incentive Awards.

(a) No later than the later of: (a) the Effective Date; or (b) the regularly scheduled May 2008 Board meeting; the Company will grant the Executive:

(i) 200,000 Stock Options - the exercise price of the stock options will be the fair market value of the Company's common stock on the date of the grant, and the options will vest in equal increments over a four -ear vesting period;

(ii) 27,000 Restricted Stock Units (time vested over a four-year vesting period); and

(iii) 53,000 Restricted Stock Units (a performance share plan that has a three-year cliff vest and is based on the achievement of performance period financial objectives).

(b) Except as may be otherwise provided herein, in the event of termination of the employment of the Executive, all equity compensation will be governed by the standard Acxiom policies and procedures in effect at the time of termination.

(c) Annually, during the term of this Agreement, the independent members of the Board of Directors (or the Compensation Committee) will in good faith consider the grant, on or before the first regular Board meeting following the announcement of fiscal year financial results additional long-term equity incentive awards to the Executive.

(d) Notwithstanding any provision to the contrary in any equity incentive plan or related award agreement relating to any equity incentive award granted to the Executive pursuant to this Agreement or in the future, the definition of competitive business activities applicable to such equity incentive plan or award agreement shall be deemed to be the definition contained in Section 12(b) hereof, and any forfeitures required pursuant to such equity incentive plan or award agreement shall be net of all taxes paid or payable by the Executive.

7.        Vacation, Holidays and Sick Leave; Life Insurance. During the Term, the Executive will be entitled to paid vacation in accordance with the Company’s standard vacation accrual policies for its senior executive officers as may be in effect from time to time; provided, that the Executive will during each Contract Year be entitled to at least four (4) weeks of such vacation. During the Term, the Executive will also be entitled to participate in all applicable Company employee benefits plans as may be in effect from time to time for the Company’s senior executive officers.

8.        Business Expenses. The Executive will be reimbursed for all reasonable business expenses incurred by him in connection with his employment following timely submission by the Executive of receipts and other documentation in accordance with the Company’s normal expense reimbursement policies.

9.        Termination of Agreement. The Executive’s employment by the Company pursuant to this Agreement will not be terminated before the end of the Term hereof, except as set forth in this Section 9.

(a)        By Mutual Consent. The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

(b)       Death. The Executive’s employment pursuant to this Agreement will be terminated upon the death of the Executive, in which event the Executive’s spouse or heirs will receive, when the same would have been paid to the Executive (whether or not the Term will have expired during such period), (i) all Base Salary and benefits (including any earned but unpaid cash bonus) to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 9(j) hereof), (ii) any other unpaid benefits (including death benefits) to which they are entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination, (iii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid and (iv) the amount of any target cash bonus to which the Executive would otherwise have been entitled for the Contract Year in which the Date of Termination occurs, pro-rated based on the portion of the applicable Contract Year that the Executive worked for the Company.

(c)        Disability. The Executive’s employment pursuant to this Agreement may be terminated by delivery of written notice to the Executive by the Company (a “Notice of Termination”) in the event that the Executive is unable, as determined by either the CEO or the independent members of the Board of Directors (or any committee of the Board comprised solely of independent directors), to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness that has lasted (or can reasonably be expected to last) for a period of ninety (90) consecutive days, or for a total of ninety (90) days or more in any consecutive one hundred and eighty (180) day-period. If the Executive’s employment is terminated pursuant to this Section 9(c), the Executive will be entitled to receive, when the same would have been paid to the Executive (whether or not the Term will have expired during such period), (i) all Base Salary and benefits, on the normal payroll cycle, that would have been paid or provided to the Executive under this Agreement through the Date of Termination, (ii) any other unpaid benefits (including disability benefits, subject to offsets as set forth in the disability plan) to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination within the timeframe established by any such plan, policy or program or, if no timeframe is established, within 10 business days following Date of Termination, (iii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid and (iv) the amount of any target cash bonus to which the Executive would otherwise have been entitled for the Contract Year in which the Date of Termination occurs, pro-rated based on the portion of the applicable Contract Year that the Executive worked for the Company and paid at the same time such cash bonuses are paid to other similarly situated executives also receiving such bonuses.

(d)       By the Company for Cause. The Executive’s employment pursuant to this Agreement may be terminated by delivery of a Notice of Termination upon the occurrence of any of the following events (each of which will constitute “Cause” for termination): (i) the willful failure by the Executive to substantially perform his duties or follow the reasonable and lawful instructions of the CEO or the Board; provided, that the Executive will be allowed to cure such failure within thirty (30) days of delivery to the Executive by the Company of written demand for performance, which such written demand will specifically identify the manner in which the Company believes he has not substantially performed his duties; or (ii) the engaging by the Executive in willful misconduct that is materially injurious to the Company, monetarily or otherwise. If the Executive’s employment is terminated pursuant to this Section 9(d), the Executive will be entitled to receive, within 10 business days following Date of Termination, all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, any other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid) and no more.

(e)        By the Company Without Cause. The Executive’s employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination. If the Executive’s employment is terminated pursuant to this Section 9(e), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to one hundred percent (100%) of the Executive’s Base Salary at the then-current rate of Base Salary, (iv) an amount equal to one hundred percent (100%) of the Executive’s then-current target cash bonus payable pursuant to Section 5(c) , and (v) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination. The amounts referred to in clauses (i) through (iv) above will be paid to the Executive in a lump sum no later than ten (10) days following the Date of Termination. As a condition to receiving such payment, the Executive agrees to execute and deliver, at the time of termination of his employment, a general release in the form attached as Exhibit A.

(f)        By the Executive for Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive by written notice of his resignation (“Notice of Resignation”) delivered to the Company within ninety (90) days (provided that, in the case of clause (v), such time period will be extended through the end of the then-current Contract Year) of any of the following (each of which will constitute “Good Reason” for resignation): (i) a material reduction by the Company in the Executive’s title or position, or a material reduction by the Company in the Executive’s authority, duties or responsibilities or the assignment by the Company to the Executive of any duties or responsibilities that are materially inconsistent with such title, position, authority, duties or responsibilities; (ii) a reduction in Base Salary; (iii) any material breach of this Agreement by the Company; provided, that the Company will be allowed to cure such breach within thirty (30) days of delivery to the Company by the Executive of written demand for performance, which such written demand will specifically identify the manner in which the Executive believes the Company has breached this Agreement; or (iv) the Company’s requiring the Executive to relocate his office location more than fifty (50) miles from his initial office location in Little Rock, Arkansas. For avoidance of doubt, “Good Reason” will exclude the death or Disability of the Executive. If the Executive resigns for Good Reason pursuant to this Section 9(f), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to one hundred percent (100%) of the Executive’s Base Salary at the then-current rate of Base Salary, (iv) an amount equal to one hundred percent (100%) of the Executive’s then-current target cash bonus payable pursuant to Section 5(c) , and (v)  any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination. The amounts referred to in clauses (i) through (iv) above will be paid to the Executive in a lump sum no later than ten (10) days following the Date of Termination. As a condition to receiving such payment, the Executive agrees to execute and deliver, at the time of termination of his employment, a general release in the form attached as Exhibit A.

(g)       Non-Renewal by the Company. The Executive’s employment pursuant to this Agreement may be terminated by the Executive by delivery of a Notice of Resignation following the Company’s failure to extend the current Term of this Agreement consistent with the provisions of Section 2(b), which Notice of Resignation must be delivered within ninety (90) days of the Company’s failure to extend such Term pursuant to Section 2(b). If the Executive resigns pursuant to this Section 9(g), or if his employment is terminated at the end of a Contract Year pursuant to Section 2(b), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to one hundred percent (100%) of the Executive’s Base Salary at the then-current rate of Base Salary, (iv) an amount equal to one hundred percent (100%) of the Executive’s then-current target cash bonus payable pursuant to Section 5(c) and (v) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination. The amounts referred to in clauses (i) through (iv) above will be paid to the Executive in a lump sum no later than ten (10) days following the Date of Termination. As a condition to receiving such payment, the Executive agrees to execute and deliver, at the time of termination of his employment, a general release in the form attached as Exhibit A.

(h)       By the Executive Without Good Reason. The Executive’s employment pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Resignation to the Company. If the Executive’s employment is terminated pursuant to this Section 9(h), the Executive will receive all Base Salary and benefits (including any earned but unpaid cash bonus) to be paid or provided to the Executive under this Agreement through the Date of Termination, any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, the amount of any cash bonus related to any Contract Year ending before the Date of Termination which has been earned but remains unpaid) and no more.

(i)       Before or Following a Change in Control. If after the initiation of discussions with a third party that ultimately result in a change of control or within twenty-four (24) months following a Change in Control, the Executive is (i) terminated without Cause, or (ii) resigns for Good Reason (as defined and qualified in Section 9(f) above), then the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Contract Year ending before the Date of Termination that has been earned but remains unpaid, (iii) an amount equal to two hundred percent (200%) of the Executive’s then-current target bonus payable pursuant to Section 5(c), (iv) an amount equal to two hundred percent (200%) of the Executive’s Base Salary at the then-current rate of Base Salary, (v) notwithstanding anything to the contrary in any equity incentive plan or agreement, including, without limitation, the 2005 Equity Plan, the Inducement Plan or the related award agreements, all equity incentive awards, including, without limitation, those granted pursuant to Section 6 hereof, which are then outstanding, to the extent not then vested, shall vest, and (vi) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination. The amounts referred to in clauses (i) through (iv) above will collectively be referred to as the “Change in Control Severance Amount.” The Change in Control Severance Amount will be paid to the Executive in a lump sum no later than ten (10) days following the Date of Termination. The Executive agrees to execute and deliver, at the time of termination of his employment, a general release in the form attached as Exhibit A. Payments pursuant to this Section 9(i) will be made in lieu of, and not in addition to, any payment pursuant to any other paragraph of this Section 9.

(j)        Date of Termination. The Executive’s Date of Termination will be (i) if the Executive’s employment is terminated pursuant to Section 9(b), the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 9(c), Section 9(d) or Section 9(e), the date on which a Notice of Termination is given, (iii) if the Executive’s employment is terminated pursuant to Section 9(f), the date specified in the Notice of Resignation, (iv) if the Executive’s employment is terminated pursuant to Section 9(g), the date specified in the Notice of Resignation or, if no Notice of Resignation is delivered, the last day of the applicable Contract Year, (v) if the Executive’s employment is terminated pursuant to Section 9(h), the date specified in the Notice of Resignation (provided that the Executive will deliver such Notice of Resignation to the Company not less than thirty (30) days before the Date of Termination specified therein) and (vi) if the Executive’s employment is terminated pursuant to Section 9(i), the date specified in the Notice of Termination or the Notice of Resignation, as applicable.

(k)       For the purposes of this Agreement, a “Change in Control” will mean any of the following events:

(i)        An acquisition of any securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”) by any “person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in a “Non-Control Acquisition” (as hereinafter defined) will not constitute an acquisition that would cause a Change in Control. A “Non-Control Acquisition” will mean (i) an acquisition by an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) any acquisition by or directly from the Company or any Subsidiary, or (iii) an acquisition pursuant to a Non-Qualifying Transaction (as defined in Section 9(j)(iii) below);

(ii)       The individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such board, provided, that, any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board of Directors (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, will be deemed an Incumbent Director; or

(iii)      Consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition:

(A)       The stockholders of the Company immediately before such Reorganization, Sale or Acquisition, beneficially own, directly or indirectly, immediately following such Reorganization, Sale or Acquisition, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the Company resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Reorganization, Sale or Acquisition;

(B)       The individuals who were members of the Incumbent Board immediately before the execution of the agreement providing for such Reorganization, Sale or Acquisition constitute at least a majority of the members of the board of directors of the Surviving Corporation; and

(C)       No person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any person who, immediately before such Reorganization, Sale or Acquisition, had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities), has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities;

Any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in subparts (A), (B) and (C) of this Section 9(j) above will be deemed to be a “Non-Qualifying Transaction.”

Notwithstanding the foregoing, a “Change in Control” will not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities of the Company as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person.

(iv)      Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(l)        Delay of Payment Required by Section 409A of the Code. It is intended that (i) each payment or installment of payments provided under this Agreement will be a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) that the payments will satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two-year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments will be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company. Any payments delayed pursuant to this Section 9(k) will be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) and any remaining payments required to be made under this Agreement will be paid upon the schedule otherwise applicable to such payments under the Agreement. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

10.	Representations.

(a)        The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

(b)       The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

11.      Assignment; Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

12. Confidentiality; Non-Solicitation; Non-Competition.

(a) Non-Solicitation.

(i)        The Executive specifically acknowledges that the Confidential Information described in this Section 12 includes confidential data pertaining to current and prospective customers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers, and to develop proposals which are specifically designed to meet the requirements of such customers. Therefore, for a period of one (1) year after the Date of Termination, the Executive agrees that he will not, except on behalf of the Company or with the Company’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity, any customers with whom he had contact before the Date of Termination to take any action which could reasonably be expected to adversely affect the Company.

(ii)       The Executive specifically acknowledges that the Confidential Information described in this Section 12 also includes confidential data pertaining to current and prospective employees and agents of the Company, and the Executive further agrees that until for a period of one (1) year after the Date of Termination, the Executive will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company, except with the Company’s express written consent.

(iii)      The Executive specifically acknowledges that the Confidential Information described in this Section 12 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and the Executive agrees that for a period of one (1) year after the Date of Termination, the Executive will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any vendor or supplier of the Company for the purpose of either providing products or services to do a business competitive with that of the Company, as described in Section 12(c)(i), or terminating or changing (in an adverse manner) such vendor’s or supplier’s relationship or agency with the Company.

(iv)      For purposes of this Section 12(a), references to the Company mean the Company or any existing future subsidiary of the Company and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.

(b)	Non-Competition.

(i)        The Executive covenants and agrees that for a period of one (1) year after the Date of Termination, he will not engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, or in any other capacity, a business competitive with that conducted by the Company. A “business competitive with that conducted by the Company” will mean any business or activity involved in information management products, marketing solutions and other services related to customer acquisition, growth and retention, including data collection, data integration technology and services, database services, information technology outsourcing, consulting and analytics services and consumer privacy products and services, or any other significant business in which the Company or any of its subsidiaries is engaged in, in each case where such products or services are competitive with products or services offered by the Company or any of its subsidiaries that constitute more than five percent (5%) of the Company’s revenues in any of its eight (8) preceding fiscal quarters. To “engage in or carry on” will mean to have ownership in such business (excluding ownership of up to five percent (5%) of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, technology strategy, sales, marketing, product planning, research, design or development.

(ii)       For a period of one (1) year after the Date of Termination, the Executive certifies and agrees that he will promptly notify the CEO in writing of his employment or other affiliation with any potentially competitive business or entity, before the commencement of such employment or affiliation.

(c)        The parties intend that each of the covenants contained in this Section 12 will be construed as a series of separate covenants, one for each state of the United States, each county of each state of the United States, and each foreign jurisdiction in which the Company does business or is preparing to do business. Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant contained in the preceding subsections of this Section 12. If, in any judicial proceeding, a court will refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 12 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant is ever deemed to exceed that which is permitted by applicable law, then such provisions will be reformed to the maximum time, geographic limitations or scope, as the case may be, permitted by applicable law. The unenforceability of any covenant in this Section 12 will not preclude the enforcement of any other of said covenants or provisions of any other obligation of the Executive or the Company hereunder, and the existence of any claim or cause of action by the Executive or the Company against the other, whether predicated on the Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any of said covenants.

(d)       If the Executive will be in violation of any provision of this Section 12, then each time limitation set forth in this Section 12 will be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants in this Section 12 will be extended for a period of time equal to the pendency of such proceedings, including all appeals by the Executive.

13.      Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of his work for the Company or its clients, including past employment and with respect to the services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to the Company and will, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 13, the term “Company” also will include any existing or future affiliates of the Company.

14.      Company Remedies. The Executive acknowledges and agrees that the restrictions and covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that the services to be rendered by him hereunder are of a special, unique and extraordinary character. To that end, in the event of any breach by the Executive of Section 12 or Section 13 hereof, the Executive agrees that the Company would be entitled to injunctive relief, which entails that (i) it would be difficult to replace the Executive’s services; (ii) the Company would suffer irreparable harm that would not be adequately compensated by monetary damages and (iii) the remedy at law for any breach of any of the provisions of Section 12 or Section 13 may be inadequate. The Executive further acknowledges that legal counsel of his choosing has reviewed this Agreement, that the Executive has consulted with such counsel, and that he agrees to the terms herein without reservation. Accordingly, the Executive specifically agrees that the Company will be entitled, in addition to any remedy at law or in equity, to (i) retain any and all payments not yet paid to him under this Agreement in the event of any breach by him of his covenants under Sections 12 and 13 hereunder, (ii) in the event of such breach, recover an amount equal to the after-tax payments previously made to the Executive under Section 9(e)(iii), 9(e)(iv), 9(f)(iii), 9(f)(iv), 9(g)(iii), 9(g)(iv), 9(i)(iii) or 9(i)(iv) and (iii) obtain preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of Section 12 or Section 13 of this Agreement. This provision with respect to injunctive relief will not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

15.	Certain Additional Payments by the Company.

(a)        Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it will be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 15) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, and taking account of any withholding obligation on the part of the Company, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, that the aggregate of all Gross-Up Payments will not exceed $4,000,000.

(b)       Subject to the provisions of Section 15(c), all determinations required to be made under this Section 15, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, will be made by the Company’s regular certified public accounting firm (the “Accounting Firm”), which will provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the applicable Change in Control, the Company will appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm will then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm will be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 15, will be paid by the Company to the Executive, net of any of the Company’s federal or state withholding obligations with respect to such Payment, within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm will be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to Section 15(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive.

(c)        The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment (or an additional Gross-Up Payment). Such notification will be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim before the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive will:

(i)        give the Company any information reasonably requested by the Company relating to such claim,

(ii)       take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)      cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)      permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and will indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 15(c), the Company will control all proceedings taken in connection with such contest (to the extent applicable to the Excise Tax and the Gross-Up Payment) and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company will advance the amount of such payment to the Executive, on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)       If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Section 15(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 15(c), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund before the expiration of thirty (30) days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)        Notwithstanding any other provision of this Section 15, any Gross-Up Payment due to the Executive hereunder will be paid in accordance with this Section 15, but in no event may any such payments be made later than December 31 of the year following the year (i) any excise tax is paid to the Internal Revenue Service regarding this Section 15 or (ii) any tax audit or litigation brought by the Internal Revenue Service or other relevant taxing authority related to this Section 15 is completed or resolved.

16.      Entire Agreement. This Agreement and the equity incentive plans and agreements referenced herein contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. To the extent that any term or provision of any other document or agreement executed by the Executive with or for the Company during the Term of this Agreement, including, without limitation, Sections 4, 7, 8 and 11 of the Acxiom Corporation Associate Agreement, conflicts or is inconsistent with this Agreement, the terms and conditions of this Agreement shall prevail and supersede such inconsistent or conflicting term or provision. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that the Executive has been represented by counsel selected by the Executive.

17.      Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

18.      Notices. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To the Executive at:	John Adams

62 Ritz Cove Drive

Dana Point, CA 92629

To the Company at:	Acxiom Corporation

601 East 3rd

P.O. Box 8180

Little Rock, Arkansas 72202-8180

Attention: General Counsel

Facsimile: (501) 342-5610

Any notice delivered personally or by courier under this Section 18 will be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date transmitted by facsimile or five days after post-marked if sent by U.S. mail.

19.      Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

20.      Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Arkansas, without regard to its conflict of laws principle.

21.      Jurisdiction and Venue. This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Arkansas. The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

22.      Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

23.      Withholding. All payments to the Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

24.      Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

ACXIOM CORPORATION By:____________________________________ John A. Meyer CEO & President

EXECUTIVE ______________________________________ John A. Adams

EXHIBIT A

Form of General Release

This Release (this “Release”), dated as of ________, is made by and among John Adams (the “Executive”) and Acxiom Corporation (the “Company”).

WHEREAS, the parties hereto entered into that certain Employment Agreement dated as of May XX, 2008 (the “Agreement”);

WHEREAS, the Executive’s employment with the Company has been terminated in a manner described in Section ____ of the Agreement;

WHEREAS, pursuant to Section ___ of the Agreement, it is a condition precedent to the Company’s obligation to make the payments under Section ___, that the Executive executes and delivers this Release.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.      Executive Release. The Executive, ON BEHALF OF HIMSELF, HIS SPOUSE, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL (TOGETHER, THE “EXECUTIVE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective predecessors, successors and assigns and its respective past and present stockholders, members, directors, officers, employees, agents, representatives, principals, insurers and attorneys (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to the Executive’s employment by the Company or his services as an officer or employee of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Agreement (collectively, “Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Agreement that expressly survive termination of employment, (ii) under the Company’s benefit plans and agreements that expressly survive termination of employment, including without limitation the Company’s equity incentive plans, (iii) in respect of the Executive’s services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries or [(iv) insert at the time of termination a description of any other agreements with the Company that expressly survive the Executive’s termination]. The Executive, ON BEHALF OF HIMSELF AND THE EXECUTIVE PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf.

2.         Non-Disparagement. The Executive agrees that, for a period of two (2) years following the date hereof, the Executive shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its subsidiaries, make any statement which disparages or is derogatory of the Company or any of its subsidiaries or any of their respective directors or senior officers; provided, however, that this Section 2 shall apply to the Executive only for so long as the Company, its subsidiaries and their respective directors and senior officers refrain from making any such communication which disparages or is derogatory of the Executive.

3.         Acknowledgement of Waiver of Claims under ADEA. The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary. The Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release.

4.         Acknowledgment. The parties hereto acknowledge that they understand the terms of this Release and that they have executed this Release knowingly and voluntarily. The Executive acknowledges that, in consideration for the covenants and releases contained herein, he will receive the payments as described in Section ____ of the Agreement, and that he would not receive such payment without the execution of this Release.

5.         Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

6.         Specific Performance. If a court of competent jurisdiction determines that the Executive has breached or failed to perform any part of this Release, the Executive agrees that the Company will be entitled to seek injunctive relief to enforce this Release.

7.         Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Arkansas without reference to principles of conflict of laws.

8.         Jurisdiction and Venue. This Release will be deemed performable by all parties in, and venue will exclusively be in the state and federal courts located in, the State of Arkansas. The Executive hereby consents to the personal jurisdiction of these courts and waives any objection that such venue in objectionable or improper.

IN WITNESS WHEREOF, the Executive has hereunto set his hands, as of the day and year first above written.

_________________________________ John A. Adams, individually